Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223022

OAKTREE REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 4 DATED DECEMBER 16, 2019

TO THE PROSPECTUS DATED APRIL 30, 2019

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Oaktree Real Estate Income Trust, Inc., dated April 30, 2019 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Oaktree Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of January 1, 2020;

•	to disclose the calculation of our December 6, 2019 net asset value (“NAV”) per share for each share class; and

•	to provide an update on our current public offering (the “Offering”).

January 1, 2020 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of January 1, 2020 (and repurchases as of December 31, 2019) is as follows:

Transaction Price (per share)
Class S	$10.05
Class T	$10.05
Class D	$10.05
Class I	$10.05

The transaction price for each of our share classes is equal to such class’s NAV per share as of December 6, 2019. A detailed calculation of the NAV per share is set forth below.

As of December 6, 2019 we had not sold any Class T shares or Class D shares. The transaction price for our Class T and Class D shares is based on our aggregate NAV per share as of December 6, 2019 before assessing stockholder servicing fees for the month of December 2019. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

December 6, 2019 NAV Per Share

We calculate NAV per share in accordance with the valuation guidelines approved by our board of directors. We generally use our prior month’s NAV per share for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for our share repurchase program. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.oaktreereit.com and is made available on our toll-free, automated telephone line at 833-OAK-REIT (625-7348). The January 1, 2020 transaction price is being determined based on our NAV as of December 6, 2019 rather than the last day of the prior month because we broke escrow for the Offering on December 6, 2019. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. The

Adviser is ultimately responsible for determining our NAV. All of our property investments are appraised annually by third party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by our independent valuation advisor who also provides appraisals for our properties on a quarterly basis (for quarters where no third party appraisal is conducted) and prepares quarterly valuations of our real estate-related debt.

The following table provides a breakdown of the major components of our total NAV as of December 6, 2019:

Components of NAV	December 6, 2019
Investments in real properties	$154,264,287
Investments in real estate-related securities	50,078,668
Cash and cash equivalents	55,593,936
Restricted cash	735,563
Other assets	1,590,841
Debt obligations	(106,371,000)
Accrued performance participation allocation	(48,410)
Other liabilities	(2,679,875)
Non-controlling interests in joint ventures	(2,505,140)

Net asset value	$150,658,870

Number of shares outstanding	14,997,217

The following table provides a breakdown of our total NAV and NAV per share by share class as of December 6, 2019:

NAV Per Share	Class S Shares	Class I Shares	Total
Net asset value	$58,783,938	$91,874,932	$150,658,870
Number of shares outstanding	5,851,600	9,145,617	14,997,217

NAV Per Share as of December 6, 2019	$10.05	$10.05

As of December 6, 2019, we had not sold any Class T shares or Class D shares.

The breakdowns of our total NAV and NAV per share as of November 30, 2019 or October 31, 2019 are not available because we had not yet broken escrow for the Offering as of such dates.

Status of our Current Public Offering

As of December 6, 2019, we had issued and sold 14,997,217 shares of our common stock (consisting of 5,851,600 Class S shares and 9,145,617 Class I shares; no Class T or Class D shares were issued or sold as of such date) in the Offering. We intend to continue selling shares in the Offering on a monthly basis.